Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT:

Investor Relations Contact:
Tom Ryan/Raphael Gross
866-947-4663

Media Contact:
Marcus Gamo/Aimee Grove
415-277-4925
ziprealty@allisonpr.com

ZipRealty, Inc. Announces First Quarter Results
EMERYVILLE, Calif. — May 9, 2007 — ZipRealty, Inc. (Nasdaq: ZIPR) today announced financial results for its first quarter ended March 31, 2007. For the quarter, net revenues were $23.4 million, a 22% increase from the $19.2 million reported in the first quarter of 2006. The Company’s net loss for the period was $3.1 million, or $0.14 per basic and diluted share compared with a net loss of $0.8 million or $0.04 per basic and diluted share in the year ago period. Excluding the effects of stock-based compensation expense and non-cash income taxes, the first quarter pro forma loss per basic and diluted share was $0.10 versus a loss of $0.09 per basic and diluted share for the same period a year ago.
Richard Sommer, CEO of ZipRealty, commented, “We are very pleased with our first quarter performance given that the period is seasonally our weakest and that it’s typically characterized by significant investment. Highlights included market share gains both in and outside of California, and progress with regard to our new market development. As we approach the remainder of 2007, we expect that the residential real estate market will continue to be unpredictable and choppy. However, we believe our platform will give ZipRealty a longer term advantage by unifying the infrastructure and culture for our agents which encourages a singular focus on customer service. Ultimately, this should propel our brand nationally and position ZipRealty for solid financial performance.”
ZipRealty announced the following operating metrics for the first quarter of 2007:
•	At March 31, 2007, 1,875 ZipAgents were employed, up from 1,481 at the end of the first quarter of 2006.

•	The total value of real estate transactions closed increased to approximately $1.04 billion in the first quarter of 2007 versus $0.90 billion for the same period in 2006.

•	The total number of transactions closed increased approximately 17.9% to 3,110 from 2,638 during the same prior year period.

•	Average net revenue per transaction increased approximately 3.1% from $7,069 in the first quarter of 2006.
Balance Sheet & Liquidity
As of March 31, 2007, the Company had approximately $85.5 million of cash, cash equivalents and short-term investments, with no long-term debt.
Reclassification of Consolidated Statement of Operations
Effective with this first quarter, the Company has reclassified certain expenses, primarily field and regional sales support expenses from General and Administrative to Sales and Marketing (previously titled “Marketing and Customer Acquisition”). The Company believes this is a preferable presentation which enhances an analysis and understanding of our operating results. Comparative periods have been conformed to this presentation and there was no effect on net income (loss) for any period.
Use of Non-GAAP Financial Measures
To supplement its financial statements presented in accordance with GAAP, ZipRealty uses a non-GAAP measure of net income (loss) it refers to as “pro forma net income (loss)” that excludes certain items including stock-based compensation, non-cash income taxes and certain one-time items, if any. A reconciliation of this non-GAAP measure to GAAP is provided in the attached tables. These non-GAAP adjustments are provided to enhance the user’s overall understanding of ZipRealty’s current financial performance and its prospects for the future. ZipRealty believes these non-GAAP results provide useful information to both management and investors by excluding certain items it believes are not indicative of its core operating results and thus presents a more meaningful basis for comparison between periods. Further, this non-GAAP method is the primary basis management uses for planning and forecasting its future operations. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Financial Guidance
2007 is expected to be a year of significant investment for the Company, as it plans to expand into ten to twelve new markets, up from eight to twelve new markets as communicated in March, 2007. Based on this plan and management’s current outlook, the Company reiterates the following guidance from March 2007:
•	Revenues are expected to range from $105 to $110 million.

•	Average agent productivity is expected to approximate 0.6 to 0.7 closed transactions per agent per month, with average net revenue per transaction of approximately $6,000 to $6,500.

•	Agent count at the end of the year is expected to be between 2,200 and 2,500 agents.

•	The Company expects to report a full year GAAP net loss of between $10 and $13 million, or $0.45 to $0.60 per basic and diluted share, based on 23 million shares outstanding. The range of the pro forma loss is expected to be between $6 and $9 million, or $0.25 to $0.40 per basic and diluted share.
Conference Call Details
A conference call to discuss first quarter results and the Company’s outlook for 2007 will be webcast live on Wednesday, May 9, 2007 at 5:00 p.m. Eastern Time on the investor relations section of ZipRealty’s website, www.ziprealty.com. Listeners may also access the call by dialing 800-811-0667. A replay of the conference call will be available through May 16, 2007 by dialing 888-203-1112, password 6909540.
About ZipRealty, Inc.
ZipRealty is a full-service residential real estate brokerage firm. The Company uses the Internet, proprietary technology and efficient business processes to provide home buyers and sellers with high-quality service and value. Founded in 1999, the Company operates in 26 major markets in 16 states and the District of Columbia. The Company’s client-centric business strategy utilizes a sophisticated web site, which enables homebuyers and sellers to access comprehensive local Multiple Listing Services home listings data and other relevant information. The Company also utilizes a proprietary business management technology platform, which reduces costs and allows the Company to pass on significant financial savings to consumers. This Internet-enabled, technology-driven, employee-based model provides the Company with a distinct competitive advantage, allowing ZipRealty to consistently deliver outstanding service to clients. For more information on ZipRealty, visit www.ziprealty.com or call 1-800-CALL-ZIP.

Cautionary Language
This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements regarding the residential real estate market conditions for the remainder of 2007, the advantages of the Company’s platform in creating a unified infrastructure, culture and focus on customer service, growth of the Company’s brand, the Company’s future financial performance, and statements under “Financial Guidance” concerning expected investment and plans to open new markets, revenues, agent productivity, average net revenue per transaction, agent headcount, net loss and loss per share and shares outstanding for the year ending December 31, 2007. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include but are not limited to a continuing decline in the residential real estate market, including a decline in the number and/or sales prices of homes, the Company’s limited operating history and limited profitability, the Company’s access to MLS listings and leads from third parties that it does not control, economic events or trends in housing prices, interest rates, the newness and scalability of the Company’s business model, the Company’s ability to hire, retain and train qualified agents and key personnel, the Company’s ability to manage growth in terms of personnel, expansion into new markets, information and control systems and legal restrictions, the Company’s ability to comply with often complex federal and state laws and regulations concerning real estate brokerage, other core services such as mortgage and insurance, internet content, privacy and other matters as well as rules of real estate industry organizations, competition, seasonality, geographic concentration, use by Internet service providers and personal computer users of more restrictive email filters, and other risk factors set forth in the Company’s filings with the SEC, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The forward-looking statements included in this release are made as of today’s date and, except as otherwise required by law, ZipRealty does not intend to update these forward-looking statements to reflect events or circumstances after the date hereof.

ZipRealty, Inc.
Consolidated Statements of Operations (unaudited)
(in thousands, except per share amounts and operating data)

	Three Months Ended
	March 31,
	2007	2006

Net transaction revenues	$22,675	$18,648
Referral and other revenues	707	569

Net revenues	23,382	19,217

Operating expenses Cost of revenues	13,075	10,740
Product development	1,681	1,401
Sales and marketing	8,847	7,083
General and administrative	3,968	3,299

Total operating expenses	27,571	22,523

Loss from operations	(4,189)	(3,306)

Other income (expense):
Interest income	1,088	800
Other income (expense), net	(4)	—

Total other income (expense), net	1,084	800

Loss before income taxes	(3,105)	(2,506)

Provision for (benefit from) income taxes	—	(1,718)

Net loss	$(3,105)	$(788)

Net loss per share:
Basic	$(0.14)	$(0.04)
Diluted	$(0.14)	$(0.04)

Weighted average common shares outstanding:
Basic	22,008	20,291
Diluted	22,008	20,291

Certain prior year results have been reclassified to conform to the current year presentation.

Supplemental operating data (unaudited)
Number of ZipAgents at beginning of period	1,794	1,366
Number of ZipAgents at end of period	1,875	1,481

Total value of real estate transactions closed during period (in billions)	$1.0	$0.9

Number of transactions closed during period (1)	3,110	2,638

Average net revenue per transaction during period (2)	$7,291	$7,069
(1)	The term “transaction” refers to each representation of a buyer or seller in a real estate purchase or sale.

(2)	Average net revenue per transaction equals net transaction revenues divided by number of transactions with respect to each period.
Pro forma net loss and pro forma net loss per share
 Pro forma net (loss) and pro forma net (loss) per share have been computed to give effect to excluding stock-based compensation expense and non-cash income taxes. Management believes that pro forma net (loss) for the three months ended March 31, 2007 and 2006 provides useful information to investors because it excludes the impact of items it believes are not indicative of its core operating results and thus presents a more consistent basis for comparison between periods.

	Three Months Ended
	March 31,
	2007	2006

GAAP net loss as reported	$(3,105)	$(788)
Stock-based compensation expense	823	556
Non-cash income taxes	—	(1,569)

Pro forma net loss	$(2,282)	$(1,801)

Pro forma net loss per share:
Basic	$(0.10)	$(0.09)
Diluted	$(0.10)	$(0.09)

Pro forma weighted average common shares outstanding:
Basic	22,008	20,291
Diluted	22,008	20,291

ZipRealty, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands)

	March 31,	December 31,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$6,184	$8,575
Short-term investments	79,332	80,233
Accounts receivable, net of allowance	2,628	1,781
Prepaid expenses and other current assets	3,245	3,151
Current and deferred income taxes	45	29

Total current assets	91,434	93,769

Restricted cash	90	90
Property and equipment, net	4,361	4,114
Investment in non-consolidated companies	16	17
Deferred tax asset, net	—	—
Other assets	320	367

Total assets	$96,221	$98,357

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,291	$2,184
Accrued expenses	7,477	7,791

Total current liabilities	9,768	9,975

Other long-term liabilities	498	513

Total liabilities	10,266	10,488

Stockholders’ equity:
Common stock: 22,278 and 21,627 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	22	22
Additional paid-in capital	137,542	134,813
Common stock warrants	3,838	5,519
Deferred stock-based compensation	(49)	(71)
Accumulated other comprehensive loss	(36)	(157)
Accumulated deficit	(55,362)	(52,257)

Total stockholders’ equity	85,955	87,869

Total liabilities and stockholders’ equity	$96,221	$98,357

ZipRealty, Inc.
Supplemental Data
Reclassification of Consolidated Statement of Operations
(in thousands)
Year Ended December 31, 2006, as reported

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total

Net transaction revenue	$18,648	$26,195	$25,420	$22,396	$92,659
Referral and other revenues	569	714	765	680	2,728

Net revenues	19,217	26,909	26,185	23,076	95,387

Operating expenses:
Cost of revenues	10,740	14,590	14,238	12,598	52,166
Product development	1,279	1,275	1,284	1,542	5,380
Marketing and customer acquisition	3,073	3,224	3,116	3,176	12,589
General and adminstrative	7,431	7,478	7,922	9,346	32,177

Total operating expenses	22,523	26,567	26,560	26,662	102,312

Income (loss) from operations	(3,306)	342	(375)	(3,586)	(6,925)

Other income (expense):
Interest income	800	896	1,086	1,125	3,907
Other expense, net	—	—	(8)	(8)	(16)

Total other income (expense), net	800	896	1,078	1,117	3,891

Income (loss) before income taxes	(2,506)	1,238	703	(2,469)	(3,034)

Provision for (benefit from) income taxes	(1,718)	1,458	81	17,739	17,560

Net income (loss)	$(788)	$(220)	$622	$(20,208)	$(20,594)

Year Ended December 31, 2006, as reclassified

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total

Net transaction revenue	$18,648	$26,195	$25,420	$22,396	$92,659
Referral and other revenues	569	714	765	680	2,728

Net revenues	19,217	26,909	26,185	23,076	95,387

Operating expenses:
Cost of revenues	10,740	14,590	14,238	12,598	52,166
Product development	1,401	1,351	1,376	1,647	5,775
Sales and marketing	7,083	7,596	7,720	8,512	30,911
General and adminstrative	3,299	3,030	3,226	3,905	13,460

Total operating expenses	22,523	26,567	26,560	26,662	102,312

Income (loss) from operations	(3,306)	342	(375)	(3,586)	(6,925)

Other income (expense):
Interest income	800	896	1,086	1,125	3,907
Other expense, net	—	—	(8)	(8)	(16)

Total other income (expense), net	800	896	1,078	1,117	3,891

Income (loss) before income taxes	(2,506)	1,238	703	(2,469)	(3,034)

Provision for (benefit from) income taxes	(1,718)	1,458	81	17,739	17,560

Net income (loss)	$(788)	$(220)	$622	$(20,208)	$(20,594)